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                                                                   EXHIBIT 10.01

(AMERICAN AXLE & MANUFACTURING, INC. LETTERHEAD APPEARS HERE)

                                                                    CONFIDENTIAL

December 15, 1998, as amended January 11, 2000

Mr. B.G. Mathis
1840 Holbrook Avenue
Detroit, Michigan 48212

Dear Mr. Mathis:

This letter will confirm our understanding regarding the conditions applicable to your retirement from American Axle & Manufacturing, Inc. (the "Company") at such future date as shall be established.

This understanding takes into account and is in recognition of your significant contributions to the process of acquiring the Company's assets from General Motors and the subsequent success of the Company.

Upon your retirement, the following shall apply:

1. You will be treated as having 10 years of service for all benefit eligibility and calculation purposes and shall receive retirement benefits supplemented by the Company's Supplemental Executive Retirement Plan equal to a total amount of $150,000 per full calendar year at the time of your retirement.

2. You will continue to be provided a company car while serving on the Company's Board of Directors.

3. Other terms and conditions of retirement shall be in accordance with those generally applicable to other senior executives of the Company.

The above items have been approved by the Board of Directors of the Company and of AAMM.

                                         Very truly yours,

                                         By: /s/ Richard E. Dauch
                                                 ----------------
                                         Title: Chairman, Chief Executive
                                                 Officer and President